Exhibit 10.17

LEASE AGREEMENT

CENTRAL ALABAMA MEDICAL ASSOCIATES, LLC

as Lessor

AND

CLANTON HOSPITAL, LLC

as Lessee

Dated as of March 1, 2011

i

ii

iii

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is dated as of the 1st day of March, 2011, and is between Central Alabama Medical Associates, LLC, a Georgia limited liability company (“Lessor”), and Clanton Hospital, LLC, a Georgia limited liability company (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor owns a hospital facility in Clanton, Alabama;

WHEREAS, Lessee desires lease the aforesaid hospital facility under and pursuant to this Lease Agreement which shall constitute the entire agreement between Lessor and Lessee with respect to the subject matter;

NOW, THEREFORE, Lessor and Lessee agree with as follows:

ARTICLE I.

1.1 Leased Property; Term

(a) Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee leases from Lessor all of Lessor’s rights and interest in and to the following (collectively the “Leased Property”):

(b) the real property described in Exhibit A attached hereto (collectively, the “Land”);

(c) all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Additions (collectively, the “Leased Improvements”);

(d) all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

(e) all equipment, machinery, fixtures, and other items of real property constituting fixtures, including all components thereof, now and hereafter located in, and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, permanently installed electrical, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”).; and

(f) the depository bank account (Acct. No. 01-047-722) maintained by Lessor at Peoples Southern Bank, Clanton, Alabama to which payors, including the Medicare and Medicaid programs, transmit payments electronically.

SUBJECT AND SUBORDINATE, HOWEVER, the (i) the lien of that certain Combination Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of April 18, 2008 (as the same may be amended, restated, supplemented, modified, assumed or replaced from time to time, the “Mortgage”) from Lessor to Chatham Credit Management III, LLC, as Agent (the “Mortgagee”), (ii) the Security Agreement dated as of April 23, 2008 (the “Security Agreement”) among SunLink Health Systems, Inc. (“SunLink”), Lessor and other subsidiaries of SunLink and Mortgagee, (iii) any Facility Mortgage or security agreement that may hereafter be entered into by Lessor and (iv) the easements, encumbrances, covenants, conditions and restrictions and other matters which affect the Leased Property as of the Commencement Date or are created thereafter as permitted hereunder, to have and to hold for a fixed term (the “Term”) commencing on the Commencement Date, as defined below, and ending at 11:59 p.m. Alabama time on February 28, 2017 unless this Lease is earlier terminated as hereinafter provided.

ARTICLE II.

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP as at the time applicable; (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; and (v) the words “herein,” “hereof” and “hereunder” and other similar words refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Additional Charges: As defined in Article III.

Affiliate: Any Person which, directly or indirectly, controls or is controlled by or is under common control with any other Person. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests. When used with respect to any corporation, the term “Affiliate” shall also include any Person which owns, directly or indirectly, fifty percent (50%) or more of any class of security of such corporation.

Appraiser: As defined in Article XXXIII.

Award: All compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

Bankruptcy Code: The United Stated Bankruptcy Code (11 U.S.C. § 101 et seq.), and any successor statute or legislation thereto.

Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of Atlanta, Georgia are authorized, or obligated, by law or executive order, to close.

Capital Additions: Any renovation of existing improvements on the Leased Property or one or more new buildings, or one or more additional structures annexed to any portion of any of the Leased Improvements, or the material expansion of existing improvements, which are constructed on any parcel or portion of the Land, during the Term.

Capital Addition Costs: The costs of any Capital Addition made to the Leased Property, including (i) all permit fees and other costs imposed by any governmental authority, the cost of site preparation, the cost of construction including materials and labor, the cost of supervision and related design, engineering and architectural services, the cost of any fixtures, and if and to the extent approved by Lessor, the cost of construction financing; (ii) fees paid to obtain necessary licenses and certificates; (iii) if and to the extent approved by Lessor in writing and in advance, the cost of any land contiguous to the Leased Property which is to become a part of the Leased Property purchased for the purpose of placing thereon the Capital Addition or any portion thereof or for providing means of access thereto, or parking facilities therefor, including the cost of surveying the same; (iv) the cost of insurance, real estate taxes, water and sewage charges and other carrying charges for such Capital Addition during construction; (v) the cost of title insurance; (vi) reasonable fees and expenses of legal counsel to the extent agreed in advance by Lessee and Lessor; (vii) filing, registration and recording taxes and fees; (viii) documentary stamp and similar taxes; and (ix) all reasonable costs and expenses of Lessor and any Person which has committed to finance the Capital Addition, including (a) the reasonable fees and expenses of their respective legal counsel; (b) filing, registration and recording taxes and fees; (c) documentary stamp and similar taxes; (d) title insurance charges and appraisal fees; and (e) commitment fees charged by any Person advancing or offering to advance any portion of the financing for such Capital Addition.

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: March 1, 2011.

Commercially Reasonable: The phrase “commercially reasonable,” whether capitalized or not and whether used to describe the actions of the Lessee, the Lessor or any other Person, means such action as would reasonably be taken by an owner of the affected property unencumbered by this Lease or any of the restrictions contained herein, having due regard to the costs and benefits of such action.

Condemnation: The exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

Consolidated Financials: For any fiscal year or other accounting period for Lessee and its consolidated Subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP.

County: Chilton County, Alabama, the county in which the Leased Property is located.

Date of Taking: The date the Condemnor has the right to possession of the property which is being condemned.

Default: Any event or condition which with the lapse of time or notice and lapse of time would constitute an Event of Default.

Environmental Costs: As defined in Article XXXV.

Environmental Laws: Environmental Laws shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees, judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, clean-up, transportation or regulation of any Hazardous Substance, including the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

Event of Default: As defined in Article XVI.

Facility: The 60-licensed acute care bed hospital located at 1010 Lay Dam Road (State Route 145), Clanton, Chilton County, Alabama being operated on the Leased Property.

Facility Mortgage: As defined in Article XIII.

Facility Mortgagee: As defined in Article XIII.

Facility Operating Deficiency: A material deficiency in the conduct of the operation of the Facility which, if not corrected, would result in the revocation, suspension or termination of the Facility’s licensure or certification under government reimbursement programs.

Fair Market Value: The fair market value of the Leased Property, and all Capital Additions, determined in accordance with the appraisal procedures set forth in Article XXXIII. In determining Fair Market Value the positive or negative effect on the value of the Leased Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any encumbrance which will not be removed at or prior to the date as of which such Fair Market Value determination is being made shall be taken into account. The Leased Property shall be valued at its highest and best use which shall be presumed to be as a fully-permitted Facility operated in accordance with the provisions of this Lease. Fair market value of the Leased Property shall not include “going concern” or “business enterprise” value attributable to factors other than the highest and best use of the Leased Property. In addition, the following specific matters shall be factored out in determining Fair Market Value: the negative value of (a) any failure to maintain or repair the Leased Property as required by this Lease, and (b) any other breach or failure of Lessee to perform or observe its obligations hereunder shall not be taken into account. The Leased Property, and every part thereof, shall be deemed to be in the condition required by this Lease (i.e., good order and repair) and Lessee shall at all times be deemed to have operated the Facility in compliance with and to have performed all obligations of the Lessee under this Lease.

Fixtures: As defined in Article I.

GAAP: Generally accepted accounting principles.

Guarantor: James R. Cheek, an individual residing at 2037 West Woodland, Springfield, Missouri 65807.

Hazardous Substances: Collectively, any substance, material or waste regulated pursuant to any Environmental Law.

Impositions: Collectively, all taxes, including capital stock, franchise and other state taxes of Lessor, ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; ground rents; water, sewer and other utility levies and charges; excise tax levies; governmental fees of general application including license, permit, inspection, authorization and similar fees; and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in all cases, however, in respect of the Leased Property and/or the Rent and all interest and penalties thereon attributable to any failure in payment by Lessee which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Lessor or Lessor’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that nothing contained in this Lease shall be construed to require Lessee to pay (a) any tax based on net income (whether denominated as a franchise or capital stock or other tax as a substitute for or in lieu of an income tax) or gross receipts (other than gross receipts taxes in the nature of sales, value added, use or similar taxes) imposed on Lessor or any other Person, (b) any transfer, or net revenue tax of Lessor or any other Person except Lessee and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any interest in the Leased Property or the proceeds thereof, or (d) any tax imposed on any principal or interest on any indebtedness on the Leased Property for which Lessor or any affiliate of Lessor is the obligor.

Insurance Requirements: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

Intangible Property: All licenses and permits now owned by Lessor or hereafter acquired by Lessee, directly related to the use or operation of the Leased Property for its Primary Intended Use, including, if applicable, any certificate of need or similar certificate.

Land: As defined in Article I.

Lease: As defined in the preamble.

Lease Year: Each period of twelve (12) full calendar months from and after the Commencement Date.

Leased Improvements; Leased Property: Each as defined in Article I.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws (including common law and Environmental Laws), rules, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions affecting and legally binding upon either the Leased Property and all Capital Additions or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and all Capital Additions, (ii) adversely affect in any material respect the use and enjoyment thereof in Lessee’s business, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

Lessee: As defined in the preamble.

Lessee’s Personal Property: Any purely Personal Property of Lessee located on the Leased Property and used in connection with the Facility.

Lessor: As defined in the preamble.

Minimum Purchase Price: Three Million Seven Hundred Thousand Dollars ($3,700,000.00) less up to Six Hundred Fifteen Thousand and 00/100 Dollars ($615,000) to the extent paid by Guarantor or Lessee to purchase all or a portion of the seventeen percent (17%) membership interest owned by physicians on the staff of the Facility.

Officer’s Certificate: A certificate of Lessee signed by an officer authorized to so sign by its board of directors or by-laws.

Overdue Rate: On any date, a rate equal to Two Percent (2%) above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

Payment Date: Any due date for the payment of the installments of Base Rent, Additional Rent or any other sums payable under this Lease.

Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

Personal Property: All machinery, furniture and equipment, including phone systems and computers, trade fixtures, inventory, supplies and other personal property used or useful in the use of the Leased Property for its Primary Intended Use, other than Fixtures.

Primary Intended Use: A general acute care hospital and such other uses necessary or incidental to such use, or such other uses which have been approved by Lessor pursuant to Section 7.2.2.

Prime Rate: On any date, a rate equal to the annual rate on such date announced by the Wells Fargo National Bank to be its prime, base or reference rate for 90-day unsecured loans to its corporate borrowers of the highest credit standing but in no event greater than the maximum rate then permitted under applicable law. If the Wells Fargo National Bank discontinues its use of such prime, base or reference rate or ceases to exist, Lessor shall designate the prime, base or reference rate of another state or federally chartered bank based in Atlanta, Georgia of comparable or greater size and standing to be used for the purpose of calculating the Prime Rate hereunder.

Promissory Note: The Zero Coupon Promissory Note in $1,000,000 principal amount issued by Carraway Medical Systems, LLC to Lessor pursuant to the terms of that certain Membership Interests Purchase Agreement dated as of March 1, 2011 between Lessor and Carraway Medical Systems, LLC (the “MIP Agreement”), the principal of such Promissory Note being subject to adjustment as provided in the MIP Agreement.

Quarter: During each Lease Year, the first three (3) calendar month period commencing on the first (1st) day of such Lease Year and each subsequent three (3) calendar month period within such Lease Year; provided, however, that the last Quarter during the Term may be a period of less than three (3) calendar months and shall end on the last day of the Term.

Rent: As defined in Article III.

Security Deposit: As defined in Article XXXIX.

State: The State of Alabama.

Term: As defined in Article I, unless earlier terminated.

Unavoidable Delays: Delays due to strike, lockout, inability to procure materials, power failure, act of God, governmental restriction, enemy action, civil commotion, fire, unavoidable casualty or other cause beyond the control of the party responsible for performing an obligation hereunder; provided, however, that a lack of funds shall not be deemed a cause beyond the control of either party hereto.

Unsuitable for Its Primary Intended Use: A state or condition of the Facility such that by reason of damage or destruction or Condemnation the Facility cannot, in the good faith reasonable opinion of Lessee, be operated on a commercially practicable basis for its Primary Intended Use.

ARTICLE III.

3.1 Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset or deduction, Rent monthly, in advance on or before the first day of each calendar month, an amount equal to Thirty-Seven Thousand Dollars ($37,000) per month. Payments of Rent shall be made by a prearranged payment deposit through the Electronic Automated Clearing House Network (“ACH”) initiated by Lessee to Lessor’s account at an ACH member bank on the first day of each calendar month or at such other place or to such other Person as Lessor from time to time may designate in writing.

3.2 Additional Charges. In addition to the Rent, (i) Lessee shall also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease; and (ii) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (i) above, Lessee shall also promptly pay and discharge every fine, penalty, interest and cost which is validly imposed thereon for non-payment or late payment of such items (the items referred to in clauses (i) and (ii) above being referred to herein collectively as the “Additional Charges”).

3.3 Late Payment of Rent.

(a) LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT OR ADDITIONAL CHARGES MAY CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED HEREUNDER, THE EXACT AMOUNT OF WHICH IS PRESENTLY ANTICIPATED TO BE EXTREMELY DIFFICULT TO ASCERTAIN. SUCH COSTS MAY INCLUDE PROCESSING AND ACCOUNTING CHARGES AND LATE CHARGES WHICH MAY BE IMPOSED ON LESSOR BY THE TERMS OF ANY LOAN AGREEMENT AND OTHER EXPENSES OF A SIMILAR OR DISSIMILAR NATURE. ACCORDINGLY, IF ANY INSTALLMENT OF RENT OR ADDITIONAL CHARGES (OTHER THAN ADDITIONAL CHARGES PAYABLE TO A PERSON OTHER THAN LESSOR) SHALL NOT BE PAID WITHIN FIVE (5) BUSINESS DAYS AFTER ITS DUE DATE, LESSEE WILL PAY LESSOR ON DEMAND A LATE CHARGE EQUAL TO THE LESSER OF (I) FIVE PERCENT (5%) OF THE AMOUNT OF SUCH INSTALLMENT OR (II) THE MAXIMUM AMOUNT PERMITTED BY LAW. THE PARTIES AGREE THAT THIS LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS THAT LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE. THE PARTIES FURTHER AGREE THAT SUCH LATE CHARGE IS RENT AND NOT INTEREST AND SUCH ASSESSMENT DOES NOT CONSTITUTE A LENDER OR BORROWER/CREDITOR RELATIONSHIP BETWEEN LESSOR AND LESSEE. IN ADDITION, THE AMOUNT UNPAID, INCLUDING ANY LATE CHARGES, SHALL BEAR INTEREST AT THE OVERDUE RATE COMPOUNDED MONTHLY FROM THE DUE DATE OF SUCH INSTALLMENT TO THE DATE OF PAYMENT THEREOF, AND LESSEE SHALL PAY SUCH INTEREST TO LESSOR ON DEMAND. THE PAYMENT OF SUCH LATE CHARGE OR SUCH INTEREST SHALL

NOT CONSTITUTE WAIVER OF, NOR EXCUSE OR CURE, ANY DEFAULT UNDER THIS LEASE, NOR PREVENT LESSOR FROM EXERCISING ANY OTHER RIGHTS AND REMEDIES AVAILABLE TO LESSOR.

(b) Lessee agrees that except with respect to late payments of Rent as to which the late charge specified in Section 3.3(a) is applicable, all late payments of Rent or Additional Charges shall bear interest at the Overdue Rate compounded monthly from the due date of such installment to the date of payment thereof, and Lessee shall pay such interest to Lessor on demand.

3.4 Net Lease. This Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor, before income or any other tax Lessee has not agreed to pay pursuant to Article IV, the full amount of the installments of Rent and Additional Charges throughout the Term.

ARTICLE IV.

4.1 Impositions.

4.1.1 Subject to Article XII relating to permitted contests, Lessee shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non- payment. Lessee shall make such payments directly to the taxing authorities where feasible, and promptly furnish to Lessor copies of official receipts or other reasonable proof evidencing such payments. Subject to permitted contests, Lessee’s obligation to pay Impositions shall be fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

4.1.2 Lessor shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Lessor’s net income. Lessee shall prepare and file all real estate, property, and all other tax returns, and reports as may be required in respect of the Facility by Legal Requirements.

4.1.3 Any refund due from any taxing authority in respect of any Imposition paid by Lessee shall be paid over to or retained by Lessee if no Default or Event of Default shall have occurred hereunder and be continuing or, if a Default or Event of Default shall have occurred and then be continuing, at such later time as such Default or Event of Default shall no longer be continuing. Any other refund shall be paid over to or retained by Lessor.

4.1.4 If any property covered by this Lease is classified as personal property for tax purposes, Lessee shall file all personal property tax returns in such jurisdictions where it must legally so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns and to the extent practicable, Lessee shall be promptly provided with copies of any assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. Lessee shall file all real estate or property tax returns to the fullest extent permitted by law and Lessor shall endeavor to cooperate with the reasonable written requests of Lessee to permit Lessee to make such filing. In no event shall Lessor file any personal or real property tax return prior to consulting with and considering in good faith any comments Lessee may make with respect to valuation thereof or any other relevant matter.

4.1.5 Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expense as aforesaid, shall endeavor to cooperate with the reasonable written requests of Lessee in such protest, appeal, or other action but at no out-of-pocket cost or expense to Lessor. Billings for reimbursement by Lessee to Lessor of personal property or real property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property with respect to which such payments are made.

4.1.6 Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination.

4.1.7 Notwithstanding the foregoing, during the Term of the Lease, Lessor shall pay all real and personal property taxes assessed against the Leased Property, and Lessee shall, as Additional Charges hereunder, reimburse Lessor for said taxes; said reimbursement shall be made within fifteen (15) days after Lessee’s receipt of an invoice for same.

4.2 Utilities. Lessee shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and in any Capital Additions thereto. Lessee shall also pay or reimburse Lessor for all out-of-pocket costs and expenses of any kind whatsoever which at any time with respect to the Term hereof may be imposed against Lessor by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Insurance. Lessee shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Lessee hereunder.

ARTICLE V.

5.1 No Termination, Abatement, etc. The Lessee’s obligations hereunder to pay Rent and Additional Charges is absolute and unconditional. Except as otherwise specifically provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. The respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property or any portion thereof; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor hereunder or under any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties; (iv) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (v) for any other cause whatsoever, whether similar or dissimilar to any of the foregoing, other than payment in full and discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof; or (b) which may entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default. Nothing in this Section shall prohibit Lessee from separately pursuing any claim that it may have against Lessor or any other person for any reason whatsoever or from seeking to recover any payment which was not due and payable in accordance with the terms hereof.

ARTICLE VI.

6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the rights, granted hereunder and as provided by law, including without limitation, the right to the possession and use of the Leased Property upon the terms and conditions of this Lease. If upon expiration or earlier termination of the Term, the Leased Property does not comply with Section 9.1.4., Lessee shall, to the extent required by such Section at its expense, restore the Leased Property to the condition specified therein. Lessee shall provide to Lessor for approval by Lessor within thirty (30) days after the Commencement Date a description of the physical condition of the Facility and a list of minimum repairs as a baseline against which the Lessee shall required to maintain and return the Leased Property at the end of the Term.

6.2 Personal Property. During the Term, Lessee may at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee’s Personal Property and replacements thereof so long as no such installation or other action damages any of the Leased Premises.

6.3 Option to Purchase Certain Property of Lessee. Notwithstanding anything to the contrary in this Lease, Lessor shall have the option, exercisable by written notice to the Lessee, not less than thirty (30) days prior to expiration of the Term or within thirty (30) days after the earlier termination of the Term of this Lease, to purchase all or any portion of Lessee’s Personal Property at its then fair market value determined by appraisal in the manner and method set forth in Article XXXIII. Upon payment of the purchase price therefor, Lessee shall convey such property to Lessor free of any encumbrance and shall execute all documents and take any other actions reasonably necessary to evidence the transfer and conveyance of ownership of such property to Lessor and the discharge of any encumbrance thereon.

ARTICLE VII.

7.1 Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and accepts the same as satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Lessee and whether or not any patent or latent defect or condition was revealed or discovered thereby, Lessee is leasing the Leased Property “as is” in its present condition. Lessee waives any claim or action against Lessor in respect of the present condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Lessee as of the date hereof. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT DURING THE TERM ALL SUCH RISKS, LATENT OR PATENT, (EXCEPT ANY SUCH RESULTING FROM THE ACTIONS, NEGLIGENCE, MISCONDUCT OR BREACH OF THIS LEASE BY LESSOR) ARE TO BE BORNE SOLELY BY LESSEE INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS TO THE EXTENT ARISING WITH RESPECT TO THE TERM OF THIS LEASE.

7.2 Use of the Leased Property

7.2.1 Lessee covenants that it will obtain and maintain all authorization and approvals needed to use and operate the Leased Property and the Facility for the Primary Intended Use and any other use conducted on the Leased Property as may be permitted from time to time hereunder in accordance with Legal Requirements including applicable licenses, provider agreements, permits, and Medicare certification.

7.2.2 Lessee shall use or cause to be used the Leased Property and the improvements thereon for its Primary Intended Use. All other uses of the Leased Property (i.e., non health care related uses) shall be permitted only with the prior written consent of Lessor, which consent shall be at the sole discretion of Lessor. Any use or uses approved in writing by Lessor under this Section 7.2.2 shall be deemed, collectively, the Primary Intended Use.

7.2.3 Lessee shall not modify the services offered or take any other action which would reduce the Fair Market Value of the Facility.

7.2.4 Lessee shall conduct its business at the Facility in conformity with generally prevailing or higher standards of patient or resident care practice provided in similar facilities in the State.

7.2.5 Lessee shall not commit or suffer to be committed any waste on the Leased Property or any Capital Addition thereto or cause or permit any nuisance thereon.

7.2.6 Lessee shall neither suffer nor permit the Leased Property or any portion thereof or any Capital Addition thereto, or Lessee’s Personal Property, to be used in such a manner as would in any material respect (i) reasonably tend to impair Lessor’s title thereto or to any portion thereof or (ii) make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof or any Capital Addition thereto.

ARTICLE VIII.

8.1 Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Article XII regarding permitted contests, Lessee, at its expense, shall take such commercially reasonable steps as are necessary to (i) comply with all Legal Requirements and Insurance Requirements regarding the use, operation, maintenance, repair and restoration of the Leased Property, Lessee’s Personal Property and all Capital Additions whether or not compliance therewith may require structural changes in any of the Leased Improvements or Capital Additions and (ii) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for the use of the Leased Property, Lessee’s Personal Property and all Capital Additions for the Primary Intended Use and any other material use of the Leased Property, Lessee’s Personal Property and all Capital Additions then being made, and for the proper erection, installation, operation and maintenance of all material components of the Leased Property and all Capital Additions , except for any compliance, procurance, or maintenance as would not materially adversely affect the Leased Property, the financial condition of Lessee or Lessee’s ability to perform its obligations hereunder. After the occurrence of an Event of Default and during the continuance thereof, Lessor may, but shall not be obligated to, and upon reasonable prior notice, enter upon the Leased Property and all Capital Additions thereto and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property and Capital Additions thereto, and Lessee shall reimburse Lessor for all out- of-pocket costs and expenses reasonably incurred by Lessor in connection with such actions. Lessee covenants and agrees that the Leased Property, Lessee’s Personal Property and all Capital Additions shall not be used for any unlawful purpose.

ARTICLE IX.

9.1 Maintenance and Repair

9.1.1 Lessee, at its expense, shall maintain the Leased Property, and every portion thereof, Lessee’s Personal Property and all Capital Additions, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Lessee’s control in good order and repair.

9.1.2 During the Term, Lessor shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

9.1.3 Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property, except for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Addition thereto; or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property, except as and to the extent permitted in Section 11.1, in such fashion as would permit the making of any claim against Lessor in respect thereof, subject to the provisions of this Article IX and of Articles XI, XIV and XV, or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof or any Capital Addition thereto.

9.1.4 Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property, and all Capital Additions to Lessor in the condition in which the Leased Property was originally received from Lessor and Lessee’s Personal Property and Capital Additions were originally introduced to the Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for reasonable wear and tear.

9.2 Encroachments, Restrictions, Mineral Leases, etc. Except for Permitted Encumbrances, if any of the Leased Improvements or Capital Additions shall, at any time, encroach upon any property, street or right of way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Addition thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Addition thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of any Person affected by any such encroachment, violation or impairment, or of Lessor if such encroachment, violation or impairment is not reflected in the title policy commitment or survey of the Facility provided to Lessor by Lessee in connection with the Closing, Lessee, at its sole cost and expense, but subject to its right to contest the existence of any such encroachment, violation or impairment, shall either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee; or (ii) make such changes in the Leased Improvements and any Capital Addition thereto, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements or any Capital Addition thereto, and in any event take all such actions as may be commercially reasonable in order to be able to continue the operation of the Leased Improvements and any Capital Addition thereto for the Primary Intended

Use substantially in the manner and to the extent the Leased Improvements and Capital Additions were operated prior to the assertion of such encroachment, violation or impairment. Lessee’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Lessor for any damages incurred by any such encroachment, violation or impairment, Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

ARTICLE X.

10.1 Construction of Capital Additions to the Leased Property. Without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole discretion, Lessee shall make no Capital Additions on or structural alterations to the Leased Property.

10.2 Requests. If Lessee desires to make a Capital Addition, Lessee shall submit to Lessor in reasonable detail a general description of the proposal, the projected cost of construction and such other information concerning the proposal as Lessor may reasonably request. Such description shall indicate the use or uses to which such Capital Addition will be put and the estimated impact, if any, on current and forecasted gross revenues operating income attributable thereto and the Fair Market Value of the Leased Property. In addition to considering the foregoing, it shall be reasonable for Lessor to condition its approval of any Capital Addition upon any or all of the following terms and conditions:

(a) Such construction shall be effected pursuant to detailed plans and specifications satisfactory to Lessor;

(b) Such construction shall be conducted under the supervision of a licensed architect or engineer selected by Lessee and reasonably satisfactory to Lessor;

(c) Lessee shall have procured or caused to be procured a performance and payment bond for the full value of such construction, which such bond shall name Lessor as an additional obligee and otherwise be in form and substance and issued by a Person satisfactory to Lessor;

(d) Such construction shall not be commenced until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations required therefor, and Lessor shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no out-of-pocket cost or expense to Lessor; and (ii) any plans required to be filed in connection with any such application which require the approval of Lessor as hereinabove provided shall have been so approved by Lessor;

(e) Such construction shall not, and Lessee’s licensed architect or engineer shall certify to Lessor that such construction shall not, impair in any material respect the structural strength of any component of the Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component;

(f) Lessee’s licensed architect or engineer shall certify to Lessor that the detailed plans and specifications conform to and comply in all material respects with all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property;

(g) Such construction shall, when completed, be of such a character as not to decrease in any material respect the value of the Leased Property as it was immediately before such Capital Addition;

(h) During and following completion of such construction, the parking which is located in the Facility or on the Land shall remain adequate for the operation of the Facility for its Primary Intended Use and in no event shall such parking be less than that which was or is required by law or which was located in the Facility or on the Land prior to such construction; provided, however, with Lessor’s prior consent, which shall not be unreasonably withheld or delayed, and at no additional out-of-pocket expense to Lessor, (i) to the extent additional parking is not already a part of a Capital Addition, Lessee may construct additional parking on the Land; or (ii) Lessee may acquire off-site parking to serve the Facility as long as such parking shall be permanently dedicated to, or otherwise made available so to serve, the Facility;

(i) All work done in connection with such construction shall be done promptly as practicable and in a good and workmanlike manner using good materials and in all material respects in conformity with applicable Legal Requirements; and

(j) Promptly following the completion of such construction, Lessee shall deliver to Lessor “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Lessee to supervise such work, and copies of any new or revised Certificates of Occupancy.

ARTICLE XI.

11.1 Liens. Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim of record upon the Leased Property or any Capital Addition thereto or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease; (ii) the matters that existed as of the Commencement Date (including those capital and operating leases referenced on Exhibit C hereto; (iii) Permitted Encumbrances; (iv) liens for Impositions which Lessee is not required to pay hereunder; (v) any subleases which may be consented to by Lessor in accordance with Article XXIII; (vi) liens for Impositions not yet delinquent; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for amounts not yet due; and (viii) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXXIV or which arise by, through or under Lessor.

ARTICLE XII.

12.1 Permitted Contests. Lessee, upon prior written notice to Lessor, on its own or in Lessor’s name, at Lessee’s expense, may contest, by appropriate legal proceedings or procedures conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, tax, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, tax, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Lessor and from the Leased Property or any Capital Addition thereto; (ii) neither the Leased Property or any Capital Addition thereto, the Rent therefrom nor any material part or interest in either thereof would be reasonably likely to be sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Lessor nor Lessee would be subjected to any risk of criminal liability or reasonably likely to be subjected to civil liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; and (v) if such contest be finally resolved against Lessor or Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Lessor, at Lessee’s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest , and if reasonably requested by Lessee or if Lessor so desires, Lessor shall join as a party therein. The provisions of this Article XII shall not be construed to permit Lessee to contest the payment of Rent or Additional Charges (to the extent payable to Lessor).

ARTICLE XIII.

13.1 General Insurance Requirements. During the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Additions, the Fixtures and the Personal Property, insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State in which the Leased Property is located. The General Liability Policy (as defined in subsection (b) to this Section 13.1) and the medical malpractice insurance (required by Section 13.3) shall both name Lessor and its affiliates as “additional insureds.” Losses shall be payable to Lessor as provided in Article XIV, by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment involving insurance proceeds in excess of $25,000 shall require the written consent of Lessor, Lessee, and each Facility Mortgagee. Loss adjustments not in excess of $25,000 shall be adjusted by and paid directly to Lessee for application as herein provided. Evidence of insurance shall be deposited with Lessor and, if requested, with any holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) permitted hereby securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXIV (“Facility Mortgage”). The policies shall insure against the following risks:

13.1.1 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as special form perils, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 13.2 if available on commercially reasonable terms and if not so available such other insured value as shall be approved by Lessor in writing) and including a building ordinance coverage endorsement;

13.1.2 Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Lessor from time to time;

13.1.3 Flood (when the Leased Property is located in whole or in part within a designated 100-year flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area; and

13.1.4 Claims for bodily injury or property damage under a policy of commercial general liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit and Three Million No/100 Dollars ($3,000,000.00) in the annual aggregate (the “General Liability Insurance”).

13.2 Replacement Cost. The term “replacement cost” shall mean the replacement cost of the insured property from time to time with materials and workmanship of like kind and quality having due regard to the age of the Leased Property. If Lessor believes that the replacement cost has increased at any time during the Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company selected by it (the “appraiser”) but not more frequently than one time per year. Lessor shall, on receipt of such determination by the appraiser, give written notice thereof to the Lessee. The determination of the appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase or decrease the amount of the insurance carried pursuant to this Article to the amount so determined by the appraiser. If Lessee has made improvements to the Leased Property, Lessor may at Lessee’s expense have the replacement cost redetermined at any time after such improvements are made, regardless of when the replacement cost was last determined.

13.3 Medical Malpractice and Additional Insurance. In addition to the insurance described above, Lessee will maintain (i) adequate medical malpractice insurance coverage in such amount and with such terms as are satisfactory to Lessor but in no event with coverage less than One Million and No/100 Dollars ($1,000,000.00) combined single limit and Three Million No/100 Dollars ($3,000,000.00) in annual aggregate coverage, naming Lessor and its affiliates as additional insureds, (ii) medical malpractice insurance coverage in the form of a tail policy for the benefit of Lessor and its affiliates in form and substance as to be agreed between Lessor and Lessee and (iii) workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Lessee on the Leased Property and any Capital Addition thereto in accordance with Legal Requirements.

13.4 Waiver of Subrogation. All insurance policies carried by Lessee covering the Leased Property and any Capital Addition thereto and Lessee’s Personal Property including contents, fire and casualty insurance, shall, to the extent reasonably obtainable, expressly waive any right of subrogation on the part of the insurer against the Lessor.

13.5 Policy Requirements. All of the policies of insurance referred to in this Article shall be written in customary marked form and by insurance companies with one of the three highest policyholder ratings and financial ratings in the most recent version of Best’s Key Rating Guide; provided, however, that notwithstanding the foregoing, Lessor’s property insurance policy with respect to the Leased Property shall be written with a rating of at least A-XII. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and with respect to any renewal policy, at least ten (10) days prior to the expiration of the existing policy). In the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor, at the times required. If Lessee shall fail to maintain insurance substantially in the amounts and at the times herein required, after reasonable prior notice to Lessee in writing, be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Lessor upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor thirty (30) days’ written notice before the policy or policies in question shall be altered, allowed to expire or canceled. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State.

13.6 Increase in Limits. If Lessor shall at any time conclude that the limits of the insurance required hereunder to be insufficient, the parties shall endeavor to agree in writing on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance to be carried shall be determined by an impartial third party reasonably selected by Lessor and to whom Lessee shall not have made reasonable objection.

13.7 Blanket Policies and Policies Covering Multiple Locations. Notwithstanding anything to the contrary contained in this Article, Lessee’s obligations to carry the casualty insurance provided for herein may be brought within the coverage of a blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished in any material respect from that which would exist under a separate policy meeting the requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII are otherwise satisfied in all material respects.

13.8 General Insurance Requirements While Mortgage or Facility Mortgage Encumbers Leased Property. Notwithstanding anything in Article XIII to the contrary, so long as the Mortgage or a Facility Mortgage encumbers all or any portion of the Leased Property:

(a) Lessor shall obtain and maintain such general liability insurance and casualty insurance with respect to the Leased Property as may be required under the Mortgage or Facility Mortgage. Lessee acknowledges and agrees that such insurance covers the Leased Property and is for the benefit of Lessor and Mortgagee or Facility Mortgagee. Notwithstanding the foregoing, Lessee shall obtain, at its sole cost and expense, the General Liability Policy required by Section 13.1 above and the medical malpractice and additional insurance required by Section 13.3 above. In addition, Lessee shall obtain, at its sole cost and expense, a casualty insurance policy covering Lessee’s personal property located on the Leased Property; and

(b) Lessor and Lessee hereby grant to each other on behalf of any insurer providing any insurance to either Lessor or Lessee a waiver of any right of subrogation any such insurer of one party may acquire against the other by virtue of payment of any loss under any such insurance. Such waivers shall stand mutually terminated as of the date either Lessor or Lessee ceases to be empowered to grant same.

ARTICLE XIV.

14.1 Insurance Proceeds. All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, under any policy of insurance required to be carried hereunder shall be paid to Lessor and applied from time to time to reimburse Lessee for the reasonable costs of reconstruction or repair, as the case may be and as such costs are incurred, of any damage to or destruction of the Leased Property, or any portion thereof. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessor.

14.2 Insured Casualty.

14.2.1 If the Leased Property is damaged or destroyed from a risk covered by insurance required to be carried by Lessee such that the Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall either (i) restore the Leased Property to substantially the same condition as existed immediately before such damage or destruction, or (ii) offer to acquire the Leased Property from Lessor for a purchase price equal to the greater of (y) the Minimum Purchase Price or (z) the Fair Market Value immediately prior to such damage or destruction. If Lessor does not accept Lessee’s offer to so purchase the Leased Property, at Lessor’s option, either (i) Lessee shall promptly restore the Leased Property to the same or better condition as existed immediately before such damage or destruction or (ii) the Term of the Lease shall be terminated in which event Lessor shall be entitled to retain the insurance proceeds.

14.2.2 If the Leased Property is damaged from a risk covered by insurance carried by Lessee, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall promptly restore the Leased Property to the same or better condition as existed immediately before such damage. Such damage shall not terminate this Lease; provided, however, that if Lessee cannot within a reasonable time after diligent efforts obtain the necessary government approvals needed to restore and operate the Facility for its Primary Intended Use, Lessee may offer to purchase the Leased Property for a purchase price equal to the greater of the Minimum Purchase Price or the Fair Market Value immediately prior to such damage. If Lessee shall make such offer and Lessor does not accept the same, at Lessor’s option either (i) Lessee shall promptly restore the Leased Property to the same or better condition as existed immediately before such damage or destruction, or (ii) the Term of the Lease shall be terminated, in which event Lessor shall be entitled to retain the insurance proceeds.

14.2.3 If the cost of the repair or restoration exceeds the amount of proceeds received by Lessor from the insurance required to be carried hereunder, Lessee shall promptly pay over any excess amounts needed to restore the Facility. Such difference shall be paid by Lessee to Lessor together with any other insurance proceeds, for application to the cost of repair and restoration.

14.2.4 If Lessor accepts Lessee’s offer to purchase the Leased Property, this Lease shall terminate as to the Leased Property upon payment of the purchase price and Lessor shall remit to Lessee all insurance proceeds pertaining to the damage to the Leased Property then held by Lessor.

14.3 Uninsured Casualty. If the Leased Property is damaged or destroyed from a risk not covered by insurance carried by Lessee, whether or not such damage or destruction renders the Leased Property Unsuitable for its Primary Intended Use, Lessee at its expense shall promptly restore the Leased Property to the same or better condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease.

14.4 No Abatement of Rent. Notwithstanding any damage or casualty, this Lease shall remain in full force and effect and Lessee’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.5 Waiver. Lessee waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property.

14.6 While Mortgage or Facility Mortgage Encumbers Leased Property. Notwithstanding anything in Article XIV to the contrary, so long as the Mortgage or a Facility Mortgage encumbers all or any portion of the Leased Property:

(a) All proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, under any policy of insurance carried by Lessor pursuant to Section 13.8 shall be paid to Lessor and/or to Mortgagee or Facility Mortgagee and applied as provided in the Mortgage or Facility Mortgage;

(b) If the Leased Property is damaged or destroyed from a risk covered by insurance carried by Lessor pursuant to Section 13.8, and Mortgagee or Facility Mortgagee makes the proceeds available to Lessor to repair and restore the Leased Property, then Lessor shall repair and restore the Leased Property in accordance with the terms of the Mortgage or Facility Mortgage;

(c) If the Leased Property is damaged or destroyed from a risk covered by insurance carried by Lessor pursuant to Section 13.8, but Mortgagee or Facility Mortgagee does not make the proceeds available to Lessor to repair and restore the Leased Property, then, at Lessor’s option, Lessor shall either (i) restore the Leased Property to substantially the same condition as existed immediately before such damage or destruction or (ii) terminate the Lease; and

(d) If the Leased Property is damaged or destroyed from a risk not covered by insurance carried by Lessor pursuant to Section 13.8, then, at Lessor’s option, Lessor shall either (i) restore the Leased Property to substantially the same condition as existed immediately before such damage or destruction or (ii) terminate the Lease.

ARTICLE XV.

15.1 Condemnation

15.1.1 Total Taking. If the Leased Property is totally and permanently taken by Condemnation, this Lease shall terminate as of the day before the Date of Taking.

15.1.2 Partial Taking. If a portion of the Leased Property is taken by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable for Its Primary Intended Use, but if the Facility is thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking.

15.1.3 Restoration. If there is a partial taking of the Leased Property and this Lease remains in full force and effect pursuant to Section 15.1.2, Lessor shall make available to Lessee the portion of the Award necessary and specifically identified for restoration of the Leased Property and Lessee shall accomplish all necessary restoration whether or not the amount provided by the condemnor for restoration is sufficient.

15.1.4 Award-Distribution. The entire Award shall belong to and be paid to Lessor.

15.1.5 Temporary Taking. The taking of the use only of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Lessee.

15.1.6 Sale Under Threat of Condemnation. A sale by Lessor to any Condemnor, either under threat of Condemnation or while Condemnation proceedings are pending, shall be deemed a Condemnation for purposes of this Lease. Lessor may, without any obligation to Lessee other than pursuant to Section 15.1.4, agree to sell and/or convey to any Condemnor all or any portion of the Leased Property free from this Lease and the rights of Lessee hereunder without first requiring that any action or proceeding be instituted or pursued to judgment.

15.2 Condemnation While Mortgage or Facility Mortgage Encumbers Leased Property

Notwithstanding anything in Article XV to the contrary, so long as the Mortgage or a Facility Mortgage encumbers all or any portion of the Leased Property:

(a) The Award payable by reason of a taking or Condemnation of the Leased Property, or any portion thereof, shall be paid to Lessor and/or to Mortgagee or Facility Mortgagee and applied as provided in the Mortgage or Facility Mortgage; and

(b) If Mortgagee or Facility Mortgagee makes the Award available to Lessor to repair and restore the Leased Property, then Lessor shall repair and restore the Leased Property in accordance with the terms of the Mortgage or Facility Mortgage. If, however, the Mortgagee or Facility Mortgagee does not make the Award available to Lessor to repair and restore the Leased Property then, at Lessor’s option, Lessor shall repair and restore the Leased Property to an architectural whole or (ii) terminate the Lease.

ARTICLE XVI.

16.1 Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a) Lessee shall fail to pay any installment of Rent when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) days from the due date;

(b) if Lessee shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within ten (10) days after notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within thirty (30) days;

(c) Lessee or Guarantor shall:

(i) admit in writing its or his inability to pay its or his debts generally as they become due,

(ii) file a petition in bankruptcy or a petition to take advantage as debtor of any insolvency act,

(iii) make a general assignment for the benefit of its or his creditors,

(iv) consent to the appointment of a receiver of itself or himself or of the whole or substantially all of its or his Property, or

(v) file a petition or answer seeking reorganization or arrangement of Lessee or Guarantor, as applicable, under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

(d) Lessee or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee or Guarantor, a receiver of Lessee or of the whole or substantially all of its or his property, or approving a petition filed against it or him seeking reorganization or arrangement of Lessee under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;

(e) Lessee or Guarantor shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all its or his assets;

(f) the estate or interest of Lessee in the Leased Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within thirty (30) days after commencement thereof;

(g) except as a result of damage, destruction or Condemnation, Lessee voluntarily ceases operations on the Leased Property for a period in excess of thirty (30) days;

(h) any of the representations or warranties made by Lessee herein proves to be untrue when made in any material respect;

(i) any proceedings instituted against Lessee by any governmental authority actually resulting in (i) the revocation of any license granted to Lessee essential for the operation of the Facility, or (ii) the decertification of the Facility from participation in the Medicare or Medicaid reimbursement program; and

(j) any default and acceleration of any indebtedness for money borrowed in excess of $1,000,000 of Lessee has occurred and is continuing.

16.2 Certain Remedies. If an Event of Default shall have occurred, Lessor may terminate this Lease by giving Lessee notice of such termination and the Term shall terminate and all rights of Lessee under this Lease shall cease. Lessor shall have all rights at law and in equity available to Lessor as a result of any Event of Default. Lessee shall pay as Additional Charges all out-of-pocket costs and expenses reasonably incurred by or on behalf of Lessor, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to Section 16.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor possession of the Leased Property and any Capital Additions thereto and quit the same and Lessor may enter upon and repossess the Leased Property and any Capital Addition thereto by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other Persons and any of Lessee’s Personal Property from the Leased Property and any Capital Addition thereto.

16.3 Damages. (i) The termination of this Lease; (ii) the repossession of the Leased Property and any Capital Addition thereto; (iii) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property; (iv) the reletting of all or any portion of the Leased Property; or (v) the failure or inability of Lessor to collect or receive any rentals due upon any such reletting, shall not relieve Lessee of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any such termination occurs, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination. Thereafter, subject to mandatory provisions of applicable law:

Lessee shall forthwith pay to Lessor, at Lessor’s option, as and for liquidated and agreed current damages for an Event of Default by Lessee, either:

A. the sum of:

(i)	the worth at the time of award of the (x) Rent accrued and unpaid at the time of termination and (y) Additional Charges incurred and unpaid,

(ii)	the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided,

(iii)	the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, plus

(iv)	any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus two percent (2%). For purposes of determining the worth at the time of the award, Additional Rent that would have been payable for the remainder of the Term shall be deemed to be the greater of (y) the same as the Additional Rent for the then current Lease Year or, if not determinable, the immediately preceding Lease Year; and (z) such other amount as Lessor shall demonstrate could reasonably have been earned.

Or (B)

without termination of Lessee’s right to possession of the Leased Property, each installment of said Rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.

16.4 Receiver. Upon the occurrence and during the continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Lessor hereunder, Lessor shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Lessor of the Leased Property and any Capital Addition thereto of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Lessee’s Obligation to Purchase. If an Event of Default shall have occurred and be continuing, Lessor may, provided Lessor is not in material breach of any material provision of this Lease or any other agreement entered into between Lessor and Lessee or any Affiliate of Lessee related to the transactions contemplated hereby, require Lessee to purchase the Leased Property on the first Base Rent Payment Date occurring not less than thirty (30) days after the date specified in a notice from Lessor requiring such purchase for an amount equal to the greater of (i) the Fair Market Value, or (ii) the Minimum Purchase Price, plus, in either event, all unaccelerated Rent then due and payable (excluding the installment of Base Rent due on the purchase date). If Lessor exercises such right, Lessor shall convey the Leased Property to Lessee on the date fixed therefore in accordance with the provisions of Article XVIII upon receipt of the purchase price therefore and the Term of this Lease shall thereupon terminate. Any purchase by Lessee of the Leased Property pursuant to this Section shall be in lieu of the damages specified in Section 16.3.

16.6 Waiver. If Lessor initiates judicial proceedings or if the Term of this Lease is terminated by Lessor pursuant to this Article, Lessee waives, to the fullest extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.7 Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Lessor rather than Lessee due to the existence of an Event of Default shall be applied to Lessee’s obligations in the order which Lessor may determine or as may be prescribed by the laws of the State.

16.8 Lessor’s Security Interest. The parties intend that if an Event of Default occurs under this Lease, Lessor will control the Intangible Property so that Lessor or its designee or nominee can operate or re-let the Leased Property intact for its Primary Intended Use as a general acute care hospital. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Lessee hereunder, Lessor and Lessee agree as follows:

16.8.1 Lessee, as debtor, hereby grants to Lessor, as secured party, a security interest and an express contractual lien upon all of Lessee’s right, title and interest in and to the Intangible Property, and any and all proceeds thereof, in which Lessee now owns or hereafter acquires an interest. This Lease constitutes a security agreement covering all such Intangible Property. This security agreement and the security interest created herein shall survive the expiration or earlier termination of this Lease under circumstances (but in no event more than five (5) Business Days) where an Event of Default has occurred and is continuing.

16.8.2 If required by Lessor at any time during the Term, Lessee shall execute and deliver to Lessor, in form reasonably satisfactory to Lessor, additional security agreements, financing statements, fixture filings and such other documents as are necessary which Lessor may reasonably request to perfect or continue the perfection of Lessor’s security interest in the Intangible Property and any and all products and proceeds thereof now owned or hereinafter acquired by Lessee. In the event Lessee fails to execute any such financing statement which it is required to do pursuant to the foregoing provisions of this Section for the perfection or continuation of Lessor’s security interest, Lessee hereby appoints Lessor as its true and lawful attorney-in-fact to execute any such documents on its behalf, which power of attorney shall be irrevocable during the Term and is deemed to be coupled with an interest. Lessee hereby authorizes Lessor to file in any appropriate governmental offices one or more financing statements naming Lessee as debtor and Lessor as secured party (and at Lessor’s option, Lessor’s financiers as assignee of secured party) and describing the Intangible Property as collateral. In addition to and not in lieu of the terms of Sections 34.1 and 34.2 hereof, Lessee also acknowledges that Lessor shall be entitled to collaterally assign its rights and interests under this Lease (including, without limitation, any lien rights granted in any property of Lessee (including, without limitation, the Intangible Property)) to Lessor’s financiers as additional security for all loan and related obligations which may be owing from time to time by Lessor to such financiers, and as a result of such pledge, such financiers shall be entitled to enforce the terms and conditions of this Lease.

16.8.3 Upon the occurrence of an Event of Default, Lessor shall be entitled to exercise any and all rights or remedies available to a secured party under the Uniform Commercial Code, or available to a lessor under the laws of the State, with respect to the Intangible Property, including the right to sell the same at public or private sale.

ARTICLE XVII.

17.1 Lessor’s Right to Cure Lessee’s Default. If Lessee shall fail to make any payment or to perform any act required to be made or performed hereunder, within the applicable grace period after notice by Lessor thereof, Lessor, after such consultation with Lessee as shall be reasonable under the circumstances and without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property and any Capital Addition thereto for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefore. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.

ARTICLE XVIII.

18.1 Purchase of the Leased Property. If Lessee purchases the Leased Property from Lessor, Lessor shall, upon receipt from Lessee of the applicable purchase price, together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase, deliver to Lessee an appropriate deed or other conveyance of like kind as originally received from Lessee or other third party transferee conveying good title in and to the Leased Property to Lessee free and clear of all encumbrances other than (i) those that Lessee has agreed hereunder to pay or discharge; (ii) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to; and (iii) those liens and encumbrances (other than this Lease or any liens or encumbrances placed on or arising against the Leased Property by, through or under Lessor) which were in effect on the date of conveyance of the Leased Property to Lessor. The difference between the applicable purchase price and the total of the encumbrances assumed or taken subject to shall be paid to Lessor or as Lessor may direct in immediately available funds. The cost of any title insurance required by Lessee in connection with such conveyance and release and recording fees and any escrow fees shall be paid by Lessee. The cost of any real property transfer taxes shall be paid by Lessor.

ARTICLE XIX.

19.1 Option to Purchase. Provided no Default or Event of default shall have occurred, Lessee shall have the option of purchasing the Leased Property from Lessor (hereinafter called the “Option”) for the purchase price and on the terms and conditions hereinafter set forth.

19.2 Term of Option. The Option shall remain open and in full force and effect until expiring three (3) years following the Commencement Date (said date of expiration, the “Expiration Date”; said period of time from the Commencement Date to the Expiration Date, the “Option Term”).

19.3 Exercise of Option. Lessee may exercise the Option at any time on or before the Expiration Date and shall be exercised by Lessee delivering to Lessor a written notice of its exercise. Simultaneously with the notice of exercise by Lessee, Lessee shall deposit the Earnest Money as defined in Section 4 of the Purchase and Sale Agreement attached hereto as Exhibit “B” (the “Purchase Agreement”). In the event Lessee shall have exercised its Option, the purchase and sale of the Leased Property shall be consummated in accordance with and subject to the other terms and conditions hereof and the Purchase Agreement.

19.4 Sale and Purchase. In the event that Lessee shall have exercised the Option, then, subject to and upon the terms and conditions of the Purchase Agreement, Lessor shall sell the Leased Property to Lessee and Lessee shall purchase the Leased Property from Lessor. In the event Lessee shall not exercise the Option on or before the Expiration Date or Lessee fails to deposit the Earnest Money, the Option and Lessee’s rights under the Purchase Agreement shall be deemed terminated and of no further force and effect.

ARTICLE XX.

20.1 Holding Over. If Lessee shall for any reason remain in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Lessee shall pay as Base Rent each month one-hundred fifty percent (150%) of the sum of (i) monthly Base Rent applicable to the prior Lease Year, plus (ii) one-twelfth of the aggregate Additional Rent payable applicable to the prior Lease Year, together with all Additional Charges and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the rights granted or necessarily implied in connection with such obligations and right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XXI.

21.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions is assumed by Lessee, and no such event shall entitle Lessee to any abatement of Rent.

ARTICLE XXII.

22.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Lessor or Lessee, and without regard to the policy limits of any such insurance, Lessee shall protect, indemnify, save harmless and defend Lessor from and against claims by parties other than Lessee and its Affiliates (a “Claim”) and all liabilities, obligations, damages, penalties, and causes of action resulting from such Claims, including reasonable attorneys’ fees and other costs and expenses of defending against any Claim, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks; (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Leased Property; (iii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Lessee of any Legal Requirement. Any amounts which become payable by Lessee under this Article shall be paid upon demand, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Provided Lessee is in full compliance with all its obligations hereunder, Lessee, at its sole cost and expense, shall be entitled to contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit; provided, however, that (i) any legal counsel selected by Lessee to defend Lessor shall be reasonably satisfactory to Lessor and (ii) any compromise or settlement shall release all claims whatsoever against Lessor. All indemnification covenants are intended to apply to Claims incurred directly by the indemnified parties and their property, as well as by the indemnifying party or third party, and their property. For purposes of this Article XXII, any acts or omissions of Lessee, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Lessee.

ARTICLE XXIII.

23.1 Transfers.

23.1.1 Prohibition. Lessee shall not, without Lessor’s prior written consent, which may be granted or withheld in the sole discretion of Lessor, either directly or indirectly or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or Lessee’s leasehold estate hereunder, (ii) sublease all or any part of the Leased Property and/or any Capital Additions or make any other occupancy arrangement with respect thereto(provided, however, Lessee may sublease portions of the Leased Property and/or any Capital Additions to physicians on the staff of the Facility and for other hospital related purposes, in either such case, to the extent necessary or incidental to operation of the Facility provided that any such lease or rental agreement shall (x) be assigned to Lessor and made expressly subject and subordinate in all respects to Lessor’s rights hereunder, Mortgagee’s rights under the Mortgage, and any other Facility Mortgagee’s rights under any Facility Mortgage and shall by the terms of any such sublease terminate automatically upon any termination of this Lease or upon notice of termination, if elected by Mortgagee under the Mortgage or the Security Agreement or by any Facility Mortgagee under any Facility Mortgage, upon exercise of remedies under any thereof and (y) not involve or permit prepayment of rent by greater than one (1) month’s rental and any prepaid rental or security deposit shall be paid over to and held as security by Lessor), (iii) engage the services of any Person for the management or operation of all or any part of the Leased Property and/or any Capital Additions, (iv) dissolve, merge or consolidate Lessee into any other person, which, directly or indirectly or through one or more step transactions or tiered transactions, results in a change in control of Lessee from the Person(s) owning a majority of the interests in Lessee (or any such Related Lessee Person) immediately prior thereto, (v) sell, convey, assign, pledge, mortgage, hypothecate or otherwise encumber or transfer all or substantially all of the assets of Lessee or (vi) enter into or permit to be entered into any agreement or arrangement to do during the Term any of the foregoing (each of the aforesaid acts referred to in clauses (i) through (vi) being referred to herein as a “Transfer”).

23.1.2 Consent. Prior to any Transfer, Lessee shall first notify Lessor of its desire to do so and shall submit in writing to Lessor: (i) the name of the proposed sublessee, assignee, manager or other transferee; (ii) the terms and provisions of the Transfer, including any agreements in connection therewith; and (iii) such financial information as Lessor reasonably may request concerning the proposed sublessee, assignee, manager or other transferee.

A. The consent by Lessor to any Transfer shall not constitute a consent to any subsequent Transfer or to any subsequent or successive Transfer. Any purported or attempted Transfer contrary to the provisions of this Article shall be void and, at the option of Lessor, shall terminate all Lessee’s rights under this Lease.

23.1.3 Costs. Lessee shall reimburse Lessor for Lessor’s reasonable out-of-pocket costs and expenses incurred in conjunction with the processing and documentation of any request to Transfer, including reasonable attorneys’ fees, whether or not such Transfer is actually consummated.

23.1.4 No Release of Lessee’s Obligations. No Transfer shall relieve Lessee of its obligation to pay the Rent and to perform all of the other obligations to be performed by Lessee hereunder. The liability of Lessee named herein and any immediate and remote assignee or transferee of the interest of Lessee in the Leased Property by means of any Transfer, and the due performance of the obligations of this Lease on Lessee’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) agreement which modifies any of the rights or obligations of the parties under this Lease except to the extent herein provided, (ii) stipulation which extends the time within which an obligation under this Lease is to be performed, (iii) waiver of the performance of an obligation required under this Lease, or (iv) failure to enforce any of the obligations set forth in this Lease. If any sublessee, occupant, assignee, manager or other transferee defaults beyond any applicable grace periods in any performance assumed by such sublessee of Lessee’s obligations hereunder, Lessor may proceed directly against the Lessee named herein and/or any immediate and remote successor in interest of Lessee without exhausting its remedies against such sublessee, occupant, assignee, manager or other transferee.

23.1.5 Transfers In Bankruptcy. In the event of a Transfer pursuant to the provisions of the Bankruptcy Code, all consideration payable or otherwise to be delivered in connection with such Transfer shall be paid or delivered to Lessor, shall be and remain the exclusive property of Lessor and shall not constitute property of Lessee or of the estate of Lessee within the meaning of the Bankruptcy Code. Any consideration constituting Lessor’s property pursuant to the immediately preceding sentence and not paid or delivered to Lessor shall be held in trust for the benefit of Lessor and be promptly paid or delivered to Lessor. For purposes of this Section 23.7, the term “consideration” shall mean and included money, services, property and any other thing of value such as payment of costs, cancellation of indebtedness, discounts, rebates and the like. In the event any such consideration is other than cash, the fair market value of such consideration shall be paid or delivered to Lessor in cash.

ARTICLE XXIV.

24.1 Officer’s Certificates and Financial Statements

24.1.1 Officer’s Certificate. At any time and from time to time upon receipt of not less than ten (10) days’ prior written request by the requesting party, the requested party shall furnish to the requesting party an Officer’s Certificate certifying to the best knowledge and belief of such officer (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the dates to which the Rent has been paid; (iii) whether or not, to the best knowledge of the requested party, the requesting party is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the requested party may have knowledge; and (iv) responses to such other questions or statements of fact as the requesting party shall reasonably request. The failure of the requested party to deliver such statement within such time shall constitute an acknowledgment by such party that (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the requesting party; (y) the requesting party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article may be relied upon by the requesting party and any current or prospective Facility Mortgagee, ground or underlying lessor or purchaser or assignee of the Leased Property or by Lessee’s interest herein or in the Leased Property or any Lender of Lessee, as the case may be.

24.1.2 Statements. Lessee shall furnish the following statements to Lessor:

(a) within 120 days after the end of each of Lessee’s fiscal years, a copy of the consolidated balance sheets of Lessee, its consolidated Subsidiaries as of the end of such fiscal year, and related consolidated statements of income, changes in common stock and other stockholders’ equity and changes in the financial position of Lessee, its consolidated Subsidiaries for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved (except as otherwise therein noted), such consolidated financial statements to be certified as fully complying with the foregoing by the chief executive officer (or sole manager), principal financial officer and accounting officer of Lessee;

(b) within 120 days after the end of each of Lessee’s fiscal years, and together with the annual audit report furnished in accordance with clause (a) above, an Officer’s Certificate stating that to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall so be in default in any material respect, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;

(c) within thirty (30) days after the end of each month for those months occurring from the Commencement Date to three months after the first month in which the average Cash Flow Coverage for the Facility equals or exceeds 1.3 for such month, all consolidated financial reports Lessee produces for reporting purposes and detailed statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for the Facility; and thereafter within sixty (60) days after the end of each of Lessee’s quarters, all quarterly consolidated financial reports Lessee produces for reporting purposes and detailed statements of income and detailed operational statistics regarding occupancy rates, patient and resident mix and patient and resident rates by type for the Facility;

(d) within 150 days after the end of each of Lessee’s cost report year ends, a copy of each cost report filed with the appropriate governmental agency for the Facility;

(e) with reasonable promptness, such other information respecting (i) the financial and operational condition and affairs of Lessee and the Facility, (ii) the physical condition of the Leased Property and any Capital Addition thereto and (iii) any suspected Transfer, in each case as Lessor may reasonably request, in the form of a questionnaire or otherwise, from time to time, with the cots of any unusual or repetitive requests to be borne by Lessor.

ARTICLE XXV.

25.1 Lessor’s Right to Inspect and Show the Leased Property. Lessee shall permit Lessor and its authorized representatives during normal business hours to (i) inspect the Leased Property and any Capital Addition thereto and (ii) exhibit the same to prospective purchasers and lenders, and during the last twelve (12) months of the Term, to prospective lessees or managers, in each instance during usual business hours and subject to any reasonable security, health, safety or confidentiality requirements of Lessee or any Legal Requirement or Insurance Requirement. Lessee shall cooperate with Lessor in exhibiting the Leased Property and any Capital Additions thereto to prospective purchasers, lenders, lessees and managers.

ARTICLE XXVI.

26.1 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance by

Lessor of full or partial payment of Rent during the continuance of any default or Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVII.

27.1 Remedies Cumulative. Each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.

ARTICLE XXVIII.

28.1 Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property, or any part thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXIX.

29.1 No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXX.

30.1 Conveyance by Lessor. If Lessor or any successor owner of the Leased Property shall convey the Leased Property other than as security for a debt, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXXI.

31.1 Quiet Enjoyment. So long as no Default or Event of Default shall have occurred and be continuing, Lessor will not, and will not permit any person claiming by, through or under Lessor to, interfere with the quiet use, possession and enjoyment of the Leased Property by Lessee or the exercise by Lessee of its rights hereunder in accordance with the provisions of this Lease.

ARTICLE XXXII.

32.1 Notices. Any notice, consent, approval, demand or other communication required or permitted to be given hereunder (a “notice”) must be in writing and may be served personally or by U.S. Mail. If served by U.S. Mail, it shall be addressed as follows:

If to Lessor:	Central Alabama Medical Associates, LLC
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1120
Atlanta, GA 30339
Phone: (770) 933-7000
Fax: (770) 933-7010
Attention: Robert M. Thornton, Jr.

With a copy to:

Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street
Atlanta, Georgia 30309-3592
Phone: (404) 815-3594
Fax: (404) 815-3509
Attention: Howard E. Turner, Esq.

If to Lessee:	Clanton Hospital, LLC
1010 Lay Dam Road (State Route 145)
Clanton, AL 35045
Phone: 205-755-2500
Fax:
Attention: James R. Cheek

With a copy to Guarantor:

James R. Cheek
2037 West Woodland
Springfield, MO 65807
Phone: (678) 315-6645
Fax: (417) 881-4455

Any notice which is personally served shall be effective upon the date of service; any notice given by U.S. Mail shall be deemed effectively given, if deposited in the United States Mail, registered or certified with return receipt requested, postage prepaid and addressed as provided above, on the date of receipt, refusal or non-delivery indicated on the return receipt. In addition, either party may send notices by facsimile or by a nationally recognized overnight courier service provides written proof of delivery (such as U.P.S. or Federal Express). Any notice sent by facsimile shall be effective upon confirmation of receipt in legible form, and any notice sent by a nationally recognized overnight courier shall be effective on the date of delivery to the party at its address specified above as set forth in the courier’s delivery receipt. Either party may, by notice to the other from time to time in the manner herein provided, specify a different address for notice purposes. Any default notice pursuant to Article XVI shall be in writing and state that it is a notice of default and shall expressly refer to Article XVI.

ARTICLE XXXIII.

33.1 Appraiser. If it becomes necessary to determine the Fair Market Value for any purpose of this Lease, the same shall be determined by an independent appraisal firm, in which one or more of the members, officers or principals of such firm are members of the American Institute of Real Estate Appraisers (or any successor organization thereto), as may be reasonably selected by Lessor from a list of three such appraisers furnished by Lessee (the “Appraiser”). Any such Appraiser shall be independent and impartial person and shall not be directed or influenced by Lessor or Lessee to return any particular result. Lessor shall cause such Appraiser to determine the Fair Market Value as of the relevant date (giving effect to the impact, if any, of inflation from the date of the Appraiser’s decision to the relevant date) and the determination of such Appraiser shall be final and binding upon the parties. If the Facility had reached stabilized operations prior to the Commencement Date, to the extent consistent with sound appraisal practice as then existing at the time of any such appraisal, an appraisal for Fair Market Value shall be made on a basis consistent with the basis on which the Leased Property was appraised for purposes of determining its fair market value at the time the Leased Property was acquired by Lessor. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay one-half of the fees and expenses of the Appraiser and one-half of all other cost and expenses incurred in connection with such appraisal.

ARTICLE XXXIV.

34.1 Lessor Liens. Lessee’s rights hereunder are and at all times shall be expressly subject and subordinate to (i) the lien of the Mortgage, (ii) the lien of the Security Agreement, (iii) the lien of any Facility Mortgage or security agreement that may hereafter be entered into by Lessor and (iv) to the easements, encumbrances, covenants, conditions and restrictions and other matters which affect the Leased Property as of the Commencement Date or created thereafter as permitted hereunder Without the consent of Lessee, Lessor may, from time to time, directly or indirectly, create or otherwise cause to exist any ground lease, mortgage, trust deed, lien, encumbrance or title retention agreement (collectively, an “encumbrance”) upon the Leased Property and any Capital Addition thereto, or any portion thereof or interest therein. This Lease shall also be subject and subordinate to any such encumbrance which may now or hereafter affect the Leased Property and to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Lessee shall execute promptly any certificate or document that Lessor or any ground or underlying lessor, mortgagee or beneficiary may request for such purposes. If, in connection with obtaining financing or refinancing for the Leased Property, a Facility Mortgagee or prospective Facility Mortgagee shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Lessee shall not withhold or delay its consent thereto.

34.2 Attornment. If Lessor’s interest in the Leased Property is sold or conveyed upon the exercise of any remedy provided for in any Facility Mortgage, or otherwise by operation of law: (i) at the new owner’s option, Lessee shall, subject to compliance with the above referenced nondisturbance provisions, attorn to and recognize the new owner as Lessee’s Lessor under this Lease or enter into a new lease substantially in the form of this Lease with the new owner, and Lessee shall take such actions to confirm the foregoing within twenty (20) days after written request and confirmation in writing of agreement to comply by the holder of the Facility Mortgage to comply with the nondisturbance requirements hereof; and (ii) the new owner shall not be subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale or conveyance.

ARTICLE XXXV.

35.1 Hazardous Substances. Lessee shall ensure that no Hazardous Substance is placed in, on, under or about the Leased Property or incorporated in the Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the renovation of facilities similar to the Facility and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Lessee shall ensure that the Leased Property is not used as a waste disposal site or, except as permitted in the immediately preceding sentence, for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance.

35.2 Notices. Lessee shall provide to Lessor promptly, upon Lessee’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened in writing with respect to the Leased property; (iii) any claim made or threatened in writing by any Person against Lessee or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any complaints, notices, warnings or asserted violations in respect of any Hazardous Substance in, on, under or removed from the Leased Property.

35.3 Remediation. If Lessee becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Lessee, Lessor or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Leased Property, Lessee shall promptly notify Lessor of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Lessee fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Lessor shall after such prior written notice to Lessor as shall be reasonable under the circumstances have the right, but not the obligation, to carry out such action and to recover from Lessee, Lessor’s reasonable out-of-pocket costs and expenses, if any, incurred in connection therewith.

35.4 Indemnity. Lessee shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessor) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during the Term (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition by Lessee of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the locating of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Legal Requirements (including Environmental Laws). “Environmental Costs” include reasonable out-of- pocket costs for interest, response, compliance, removal, remedial action, containment, cleanup, investigation, damages (including any actual, consequential or punitive damages) incurred by Lessor for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing reasonably incurred by Lessor. This indemnity obligation of Lessee shall be subject to all the qualifications of subsection 23.1.1.

35.5 Environmental Inspection. Lessor shall have the right, from time to time, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Lessor shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it reasonably deems necessary and shall have the right to inspect materials brought into the Leased Property. Lessor may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. No such inspection (or other inspection by Lessor under any provision of this Lease or any agreement or document entered into in connection herewith) shall interfere with Lessee’s normal operations upon the Leased Property. Lessee shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Lessor conducts an environmental inspection at the termination of the Lease. The obligations set forth in this Article shall survive the expiration or earlier termination of the Lease.

ARTICLE XXXVI.

36.1 Memorandum of Lease . Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State. Lessee shall pay all the out-of-pocket costs and expenses of recording any such memorandum (excluding any Lessor’s legal fees) and shall cooperate reasonably with Lessor in removing from record any such memorandum upon the expiration or earlier termination of the Term.

ARTICLE XXXVII.

37.1 Attorneys’ Fees and Costs. In addition to the other provisions of this Lease that specifically require Lessee to reimburse, pay or indemnify against Lessor’s attorneys’ fees, Lessee shall pay, as Additional Charges, all of Lessor’s reasonable attorneys’ fees incurred in connection with the administration or enforcement of this Lease, including attorneys’ fees incurred in connection with the review of any letters of credit, the review, negotiation or documentation of any transaction, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent and/or Additional Charges.

ARTICLE XXXVIII.

38.1 Brokers. Lessee warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Lessee shall indemnify, protect, hold harmless and defend Lessor from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Lessee.

ARTICLE XXXIX.

39.1 Security Deposit. At the Commencement Date, Lessee will in addition to payment of the first month’s Rent, deposit with Lessor an additional amount equal to Thirty Seven Thousand Dollars ($37,000.00) in cash which shall constitute a security deposit (the “Security Deposit”) and shall be held by the Lessor as security for the timely and faithful performance by Lessee of its obligations. Lessee hereby grants to Lessor a continuing security interest therein and all proceeds thereof. Lessor may comingle the Security Deposit with its general funds. If Lessee fails to pay Rent hereunder or to pay any other sums due or to perform any other terms or provisions of this Lease, in addition to all other rights Lessor shall have under law as a secured party and/or under this Agreement, Lessor may use or apply all or any portion of the Security Deposit in full or partial payment for sums then due to Lessor by Lessee under this Lease. If Lessor uses or applies all or any portion of such Security Deposit, such application shall not be deemed a cure of any Default or Event of Default, and Lessee shall within five (5) days after written demand therefor deposit with Lessor in cash an amount sufficient to fully restore the Security Deposit to its original amount. Upon expiration or earlier termination of this Lease, Lessor shall return the Security Deposit to Lessee provided at such time no Default or Event of Default shall have occurred and then be continuing under this Lease.

ARTICLE XL.

40.1 Miscellaneous

40.1.1 Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of, Lessee or Lessor arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination. In addition, all claims against, and all liabilities and indemnities hereunder of Lessee shall continue in full force and effect and in favor of the Lessor named herein and its successors and assigns, notwithstanding any conveyance of the Leased Property to Lessee.

40.1.2 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

40.1.3 Corporate Obligation. The obligations of Lessor hereunder are corporate obligations and Lessee agrees to look solely to the assets of Lessor for any recovery against Lessor and not to any individual officer, shareholder, employee or agent of Lessor.

40.1.4 Assignment; Successors and Assigns. Lessor shall have the absolute right to sell, transfer, delegate, pledge, hypothecate or assign absolutely or by way of security any of Lessor’s rights, obligations, benefits and interest in this Lease or the Leased Property. Lessee may not assign any of its rights, obligations, benefits or interest in this Lease without the prior written consent of the Lessor which may be granted or withheld in the sole discretion of Lessor in which event Lessee may be released from all future liabilities and obligations of Lessee under this Lease arising or accruing from and after the date of such assignment provided the assignee assumes all such obligations of Lessee in a manner and in form and substance satisfactory to Lessor. This Lease shall be binding upon Lessor and its successors and assigns and, subject to the provisions of Article XXIII, upon Lessee and its successors and assigns.

40.1.5 Termination Date. If this Lease is terminated by Lessor or Lessee under any provision hereof, and upon the expiration of the Term (collectively, the “termination date”), the following shall pertain:

(i) Lessee shall vacate and surrender the Leased Property, and all Capital Additions to Lessor in the condition required by Article IX. Prior to such vacation and surrender, Lessee shall remove any items of Lessee’s Personal Property which Lessee desires to so remove. Lessee shall, at Lessee’s cost, repair any damage to the Leased Property and any Capital Additions caused by such vacation and/or removal of any items which Lessee is required or permitted hereunder to remove. Any items which Lessee is permitted to remove but fails to remove prior to the surrender to Lessor of the Leased Property and any Capital Additions shall be deemed abandoned by Lessee, and Lessor may retain or dispose of the same as Lessor sees fit without claim by Lessee thereto or to any proceeds thereof. If Lessor elects to remove and dispose of any such items abandoned by Lessee, the cost of such removal and disposal shall be an Additional Charge payable by Lessee to Lessor upon demand. Lessee shall pay all amounts payable by it through the termination date and any costs charged pursuant to the immediately preceding sentence, each of the parties shall bear their own costs and fees incurred (including all costs incurred in performing their respective obligations hereunder) through the termination date and from and after the termination date neither party shall have any further obligations to the other, except for those obligations set forth in this clause (i), those obligations hereunder which are intended to survive the expiration or earlier termination of this Lease and those specific obligations set forth in clause (ii) below.

(ii) Notwithstanding the provisions of clause (i), upon any such termination or expiration of this Lease, the following shall pertain:

(1) Lessee agrees to protect, indemnify, defend and hold harmless Lessor from and against any and all claims, costs, losses, expenses, damages, actions, and causes of action for which Lessee is responsible under this Lease (including Lessee’s indemnification obligations under Articles XXIII and XXXVII) and which accrue or have accrued on or before the termination date. Such obligation to indemnify shall cease and be of no further force and effect as to any claims for indemnity arising with respect to events occurring after the termination of the Term and as to any matter not the subject matter of a Claim made against Lessee in writing on or prior to the first anniversary of the expiration or earlier termination of the Term.

(2) Lessee shall remain liable for the cost of all utilities used in or at the Leased Property and any Capital Additions through the termination date and accrued and unpaid, whether or not then billed, as of the termination date until full payment thereof by Lessee. Lessee shall obtain directly from the companies providing such services closing statements for all services rendered through the termination date and shall promptly pay the same. If any utility statement with respect to the Leased Property and any Capital Additions includes charges for a period partially prior to and partially subsequent to the termination date, such charges shall be prorated as between Lessor and Lessee, with Lessee responsible for the portion thereof (based upon a fraction the numerator of which is the number of days of service on such statement through the termination date and the denominator of which is the total number of days of service on such statement) through the termination date and Lessor shall be responsible for the balance. The party receiving any such statement which requires proration hereunder shall promptly pay such statement and the other party shall, within ten (10) days after receipt of a copy of such statement, remit to the party paying the statement any amount for which such other party is responsible hereunder.

(3) Lessee shall remain responsible for any and all Impositions imposed against the Leased Property, the Personal Property and any Capital Additions with a lien date prior to the termination date (irrespective of the date of billing therefore) and for its pro rata share of any Impositions imposed in respect of the tax-fiscal period during which the Term terminates as provided in Section 4.1.7, and Lessee shall indemnify and hold Lessor harmless with respect to any claims for such Impositions or resulting from non-payment thereof.

(4) Lessee shall (y) execute all documents and take any actions reasonably necessary to (1) cause the transfer of all of any Capital Additions not owned by Lessor to Lessor, in each case free of any encumbrance, as provided in Section 6.3 and (2) remove this Lease and/or any memorandum hereof as a matter affecting title to the Leased Property and (z) comply with its covenants set forth in Section 35.4.

40.1.6 Governing Law. THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ALABAMA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. Lessee and Lessor each hereby (i) irrevocably submit to the jurisdiction of the State and federal courts of the State and consent to service of process in any legal proceedings arising out of, or in connection with, this Lease (or any agreement formed pursuant to the terms hereof), by any means authorized by applicable law; (ii) irrevocably waive, to the fullest extent permitted by law, any objection to which such party may now or hereinafter have to the lying or to the laying of venue of any litigation arising out of, in connection with, this Lease (or any agreement formed pursuant to the terms hereof), brought in the State courts of the County, or in the United States District Court for the district in which such County is located; (iii) irrevocably waive any claim in any litigation brought in any such court that the same has been brought in an inconvenient forum and (v) IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR DISPUTE RELATED TO OR ARISING UNDER THIS LEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

40.1.7 Entire Agreement. This Lease, together with the other Lessee Documents, as defined in the Contract of Acquisition, the Exhibits hereto and thereto and such other documents as are contemplated hereunder or thereunder, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Lessor and Lessee hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease.

40.1.8 Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

40.1.9 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

40.1.10 Joint and Several. If more than one Person is the Lessee under this Lease, the liability of such Persons under this Lease shall be joint and several.

40.1.11 Interpretation. Both Lessor and Lessee have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

40.1.12 Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.

40.1.13 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed and attested by their respective officers thereunto duly authorized.

CENTRAL ALABAMA MEDICAL ASSOCIATES, LLC
By its Sole Member SunLink Healthcare, LLC
By its Sole Member SunLink Health Systems, Inc.

By:
Its:

CLANTON HOSPITAL, LLC
By its Sole Member
Carraway Medical Systems, LLC
By its Manager and Sole Member
James R. Cheek

By:
Its:

GUARANTEE

James R. Cheek (the “Guarantor”), as the record and beneficial owner of 83% of the membership interests of the Lessee, represents and acknowledges that he will derive substantial direct and indirect economic benefits from the lease of the Leased Property by Lessor to Lessee pursuant to this Lease and, accordingly, as a condition to Lessor leasing the Leased Property to Lessee, Guarantor is executing and delivering this Guarantee to Lessor.

Accordingly and in order to induce Lessor to enter into this Lease, and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor, does hereby absolutely, unconditionally and irrevocably agree to perform and guarantee (as primary obligor and not merely as surety) to the Lessor, the full, complete and punctual performance by Lessee of all its obligations under this Lease. Such guarantee is a continuing guarantee of performance, is in no way conditioned upon any event or contingency, including any requirement that the Lessor first pursue enforcing this Lease against Lessee, is a guarantee of all of the obligations of Lessee, and shall be binding upon and enforceable against Guarantor without regard to any change in the status of Guarantor as direct or indirect owner of Lessee or any amendment or modification to any of the obligations of Lessee under this Lease or the genuineness, regularity, validity or enforceability of such obligations or of any term thereof or lack of power or authority of any party to enter into this Lease.

Without limiting the foregoing, Guarantor acknowledges and agrees that Lessor shall be entitled to collaterally assign this Lease as additional security for all loan and related obligations which may be owing from time to time by Lessor under its credit facilities with its respective financiers (the “Financier Parties”) and acknowledges and agrees that as a result of such pledge, the Financier Parties shall be entitled to enforce the terms and conditions of this Lease.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be executed and delivered under seal.

GUARANTOR:

L.S.
James R. Cheek

EXHIBIT A

Legal Description of the Land

A tract of land in the City of Clanton, Chilton County, Alabama and being more fully described as follows:

Commence at the Northeast corner of the Southwest 1/4 of the Southeast 1/4 of Section 25, Township 22 North, Range 14 East, in Clanton, Chilton County, Alabama; run thence South 89°00’ West 332.50 feet to a point on the South right of way of Popwell Avenue, said point being the true point of beginning of the herein described property; thence run South 01°00’ East, along the Western line of Rex Cutright subdivision shown by plat of Record in Map Book 4, pages 65, in the Office of the Judge of Probate of Chilton County, Alabama 677.70 feet to a point; thence South 89°00’ West, along a Northern line of certain properties now or formerly of Ray Miller, et ux, 324.30 feet to a Point; thence South 01°00’ East, continuing along said Northern line of said Miller property 270.10 feet to a point; thence North 89°30’ West, continuing along said Northern line of said Miller Property 556.40 feet to a point on the East right of way of Alabama Highway Number 145 (Lay Dam Road); thence in a Northerly direction along the East right of way of said highway 942.46 feet to the South right of way of Popwell Avenue; thence North 89°00’ East, along said South right of way of Popwell Avenue, 759.50 feet to the Point of Beginning.

Exhibit “B”

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into by and between Central Alabama Medical Associates, LLC (“Seller”) and Clanton Hospital, LLC (“Buyer”) (together, the “Parties”).

RECITALS

WHEREAS, Buyer and Seller desire to be bound be the terms of this Purchase and Sale Agreement in the event that Buyer exercises Buyer’s options as set forth in (i)Article XIX of the Lease Agreement between the Parties entered into March 1, 2011 (the “Lease Agreement”) and (ii) Section 10 of the Personal Property Lease Agreement between the Parties entered into March 1, 2011 (the “Personal Property Lease Agreement”); and

WHEREAS, all capitalized terms not separately defined herein and which are defined in the Lease Agreement, are used herein as defined in the Lease Agreement.

NOW THEREFORE, Subject to the terms and conditions of this Purchase Agreement, and for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. BUYER’S OPTION. Upon the exercise by Buyer of Buyer’s Option set forth in Article XIX of the Lease Agreement, this Purchase Agreement shall be and become effective without any further act on behalf of Seller or Buyer. The effective date of this Purchase Agreement (the “Effective Date”) shall be the date of Buyer’s delivery of notice to Seller of Buyer’s exercise of the Option, and each of the time periods set forth in this Purchase Agreement shall proceed from the Effective Date. In the event that Buyer elects not to exercise the Option on or before the expiration of the Option Term, this Purchase Agreement shall of no further force and effect.

2. PURCHASE AND SALE. Subject to the terms and conditions of this Purchase Agreement, and for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration to it in hand paid, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller all Seller’s right, title and interest in and to the following (collectively with the foregoing, the “Leased Property”):

a. That certain real Leased Property located in the City of Clanton, Chilton, County, Alabama, as more particularly described on Exhibit “A” attached hereto and made a part hereof, including all right, title and interest of Seller, if any, in and to all adjacent streets, alleys, waterways, rights of way, buildings, improvements, and structures, any strips or gores between the Leased Property and adjacent properties, including all water and mineral rights, and all plants, shrubbery, trees, timber and all tenements, hereditaments, easements, access rights, and parking rights benefitting the Leased Property. All of Seller’s rights and interest in and to the following (collectively the “Leased Property”):

b. all buildings, structures, fixtures and other improvements of every kind now or hereafter located on the Land including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Leased Improvements”);

c. all easements, rights and appurtenances relating to the Land and the Leased Improvements (collectively, the “Related Rights”);

d. all equipment, machinery, fixtures, and other items of real property constituting fixtures, including all components thereof, now and hereafter located in, and permanently affixed to or incorporated into the Leased Property, including all furnaces, boilers, heaters, permanently installed electrical, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”); and

e. the “Leased Assets” as defined in the Personal Property Lease Agreement.

SUBJECT, HOWEVER, to the easements, encumbrances, covenants, conditions and restrictions of record and to other matters which affected the Leased Property as of the Commencement Date or created thereafter but free and clear of the (i) the lien of that certain Combination Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of April 18, 2008 from Buyer to Chatham Credit Management III, LLC, (ii) the Security Agreement dated as of April 23, 2008 among SunLink Health Systems, Inc., Buyer and other subsidiaries of SunLink and Chatham Credit Management, LLC and (iii) any Facility Mortgage or security agreement that may be entered into by Seller after the Commencement Date.

3. PURCHASE PRICE. Subject to credits, adjustments and prorations for which provisions are hereinafter made in this Purchase Agreement, the total purchase price to be paid by Buyer for the Leased Property, and received and accepted by Seller, is Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) less up to Six Hundred Fifteen Thousand and 00/100 Dollars ($615,000) to the extent paid by Buyer or Guarantor to purchase all or a portion of the seventeen percent (17%) membership interest owned by physicians on the staff of the Facility (“Purchase Price”). The Purchase Price shall be payable at Closing by wire transfer of immediately available funds to an account designated by the Escrow Agent. Upon payment in full of the Purchase Price, any unpaid balance of the Promissory Note shall be cancelled and any principal amount theretofore paid by Carraway Medical Systems, LLC on the Promissory Note may be credited against the Purchase Price, provided, however, that any amount included in the principal of the Promissory Note on account of the purchase of networking capital shall not be cancelled and shall be paid over to Seller plus accrued and unpaid interest thereon at 6% per annum.

4. EARNEST MONEY. Concurrently with the exercise by Buyer of its option as set forth in Article XIX of the Lease Agreement, the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) shall be deposited with Seller by Buyer as an earnest money deposit (the “Earnest Money”) and shall be held subject to disbursement in accordance with the terms and provisions of this Purchase Agreement. Except as otherwise provided elsewhere in this Purchase Agreement, the Earnest Money and any interest earned thereon shall be credited to and considered as payment of part of the total Purchase Price for the Leased Property at the time of the Closing.

5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby covenants, represents and warrants to Buyer that the following facts are, as of the date hereof, and will be, as of the date of Closing, true and correct:

a. Seller is the owner of fee simple title to the Leased Property and has full right, power and authority to execute, deliver and carry out the terms and conditions of this Purchase Agreement and all other documents to be executed and delivered by Seller pursuant to or in connection with this Purchase Agreement. All requisite resolutions, corporation or partnership, and any other consents, necessary for the consummation by Seller of the transaction herein described, have been or will before Closing be duly adopted and obtained.

b. No person or entity has any right of first refusal or option granted by Seller to acquire the Leased Property.

c. Except as set forth in this Section 5 and otherwise in this Purchase Agreement, the Leased Property is being sold “As-Is”, “where-is”.

6. TITLE AND SURVEY.

a. Title Commitment. Within thirty (30) days after the execution hereof, Buyer may, in Buyer’s discretion and at Buyer’s cost, obtain and provide a copy to Seller a Commitment for Owner’s Title Insurance listing Buyer as the named insured (the “Title Commitment”) issued by a title company of Buyer’s choosing (“Title Insurer”), setting forth the state of title to the Leased Property and all exceptions, including easements, deed restrictions, other restrictions, rights of way, covenants, reservations, and other conditions, if any, affecting the Leased Property which would appear in an Owner’s Title Policy, if issued, and a certificate from the Title Insurer, indicating the amount, if any (or if none, so stating), of any real estate taxes attributable to the Leased Property including, without limitation, taxes arising by virtue of any special use valuations affecting the Leased Property.

b. Survey. Buyer may, in Buyer’s discretion and at Buyer’s cost, obtain a survey of the Leased Property (the “Survey”). In the event that Buyer elects to obtain the Survey, then the Survey shall contain a legally sufficient description of the metes and bounds of the Leased Property which shall automatically (i) become a part of this Purchase Agreement without the necessity of any further action by Seller or Buyer, (ii) replace the description of the Leased Property attached hereto as Exhibit “A”, and (iii) be used in the deed at Closing.

c. Title Objections and Permitted Exceptions. In the event any exceptions appear in such Title Commitment or title documents or in the Survey that arose by, through or under Seller and not by, through or under Buyer which are unacceptable to Buyer (“Buyer’s Objections”), then Buyer shall notify Seller in writing of such fact on or before the expiration of the Inspection Period. Seller shall use its best efforts to eliminate or modify such unacceptable exceptions to the reasonable satisfaction of Buyer. In addition, Seller shall be obligated to remove at Closing, all mortgages, deeds of trust or other liens or encumbrances which encumber the Leased Property which can be cured or removed by the payment of money. Buyer reserves the right to object, on or before the Closing Date, to any new matter shown in an updated title commitment, revised survey, updated title search, or any other new matter which arose by, through or under Seller and not by, through or under Buyer which are (hereinafter, “New Matter”) of title not included in the Title Commitment or not shown on the Survey at the time Buyer delivers Buyer’s Objections to Seller. In the event that such New Matter is not cured by Seller for any or no reason, Buyer shall be entitled to terminate this Purchase Agreement and receive a full refund of the Earnest Money. Any exceptions to title to which Buyer does not object on or before Closing and any matter objected to but not cured by Seller and which Buyer elects to accept shall be deemed to be “Permitted Exceptions.”

7. CLOSING. The Closing shall take place at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, Suite 3100, Promenade II, Atlanta, Georgia 30309 or such other location as may be determined by Buyer, on or before thirty (30) days following the later to occur of (i) the expiration of the Inspection Period, or (ii) the date upon which Buyer receives Loan Approval (the “Closing Date”). To the extent possible, the parties agree to cooperate to close the transaction by mail through the Title Insurer. Seller shall deliver possession of the Leased Property to Buyer at Closing.

a. At Closing, Seller shall deliver to Buyer the following items, which items shall be in form and substance reasonably satisfactory to Buyer:

i. A Special or Limited Warranty Deed with covenants only against grantor’s acts, in recordable form conveying good and valid fee simple title to the Leased Property, subject only to the Permitted Exceptions, reciting only nominal consideration and a quitclaim deed to the Leased Property based upon the Survey.

ii. A standard non foreign affidavit stating Seller is not a foreign entity.

iii. An owner’s affidavit in the form required by the Title Insurer.

iv. Any other items or documents affecting the conveyance and sale of the Leased Property which may be reasonably requested by the Buyer or the Title Insurer to satisfy the Seller’s requirements and the “standard exceptions” as set forth in the Title Commitment.

b. Buyer shall deliver to Seller:

i. The Purchase Price provided for in Section 2 herein.

ii. Any other items or documents affecting the conveyance and sale of the Leased Property which may be reasonably requested by Seller or the Title Insurer.

8. COSTS PAID AT CLOSING. Seller shall pay the cost of Seller’s counsel, the cost of preparing the deed, real property transfer tax (if any), document taxes and all charges for the preparation and recordation of any releases or instruments required to clear Seller’s title for conveyance in accordance with the provisions of this Purchase Agreement. Buyer will pay the cost of Buyer’s counsel, the cost of any survey or survey update, recording fees, all charges for the recordation of the instruments conveying title to the Leased Property and the cost of an Owner’s policy of title insurance.

9. PRORATIONS. There will be no proration of income and expense attributable to the Leased Property, including all ad valorem taxes for the then current year utilities, or other customarily proratable items of income as Buyer will have been responsible for all such items under the Lease Agreement.

10. RISK OF LOSS. The risk and liability for loss, damage, destruction or injury by casualty to the Leased Property from all causes until the Closing has been consummated shall be borne by Buyer under the terms of the Lease Agreement.

11. APPLICATION OF EARNEST MONEY AND REMEDIES UPON DEFAULT.

a. Earnest Money. Upon the Closing of the purchase and sale hereunder, the Earnest Money shall be applied to and credited toward the Purchase Price.

b. Seller Default. If the purchase and sale hereunder are not closed by reason of Seller’s default hereunder, Buyer’s sole and exclusive remedies shall be the right to (i) specific performance of this Purchase Agreement or (ii) terminate this Purchase Agreement and receive a refund of the Earnest Money.

c. Buyer Default. If the purchase and sale hereunder are not closed by reason of Buyer’s material default hereunder, then, as full liquidated damages for such default by Buyer, the Earnest Money shall be immediately paid to Seller. It is specifically understood and agreed that payment of the Earnest Money to Seller, as liquidated damages, shall be Seller’s sole and exclusive remedy hereunder. The parties acknowledge that the actual amount of the damages which Seller would sustain as a result of Buyer’s breach of this Purchase Agreement are difficult or impossible to estimate and that the payment of Earnest Money to Seller represents the parties’ best estimate of Seller’s damages in the event of such breach and is not to be construed as a penalty or forfeiture. The said stipulated sum is a reasonable pre-estimate of the probable loss resulting from such a breach.

12. BROKERAGE. Seller and Buyer each represent and warrant to the other that neither has employed, retained or consulted any broker, agent, consultant, or finder in carrying on the negotiations in connection with this Purchase Agreement or the purchase and sale referred to herein, and Seller and Buyer shall each indemnify and hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnitor’s breach of this representation and warranty. The indemnity in this Paragraph shall survive the Closing or any termination of this Purchase Agreement. Seller shall pay a brokerage commission to Broker in connection with this transaction at Closing pursuant to a separate Purchase Agreement.

13. MISCELLANEOUS.

Assignment. Buyer shall obtain Seller’s consent, which such consent shall not be unreasonably withheld, prior to assigning Buyer’s rights in this Purchase Agreement; provided, however, Buyer may assign Buyer’s rights in this Purchase Agreement to an affiliated entity of Buyer without the consent of Seller.

Notices. Any notice, consent, approval, waiver, and election which any party shall be required or permitted to make or give under this contract shall be in writing and shall be deemed to have been sufficiently made or given if delivered by hand, courier, telecopier, certified mail, or overnight delivery service (such as Federal Express or United Parcel Service), addressed to the respective parties at the addresses below:

TO SELLER:

Central Alabama Medical Associates, LLC
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway
Suite 1120
Atlanta, GA 30339
Phone: (770) 933-7000
Fax: (770) 933-7010
Attention: Robert M. Thornton, Jr.

TO BUYER:
Clanton Hospital, LLC
1010 Lay Dam Road (State Route 145)
Clanton, AL 35045
Phone: 205-755-2500
Fax:
Attention: James R. Cheek

Such notices shall be deemed received upon delivery when delivered by hand, by courier or by overnight delivery service. Each notice given by telecopy shall be deemed given on the date shown on the sender’s copy thereof or confirmation notice showing date, time of transmission and number of pages transmitted. In the event that the telecopy transmission to the above facsimile phone number fails for any reason, said notice shall be deemed given on the date shown on the sender’s copy thereof or confirmation notice showing date and time of attempted transmission, so long as the sender makes reasonable efforts thereafter to deliver such notice. Refusal to accept, or inability to deliver because of changed address of which no notice was given, shall be deemed receipt on the date of such refusal of delivery or inability to deliver.

Either party may, from time to time, change the address to which notices shall be sent by like notice given to the other party hereto, except that no party may change its address to other than a street address. Any notice given that does not conform to this paragraph shall be effective only upon receipt.

Entire Purchase Agreement. This Purchase Agreement, with the exhibits attached hereto, constitutes the entire Purchase Agreement between Seller and Buyer, and there are no other covenants, Purchase Agreements, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Leased Property other than those herein set forth and in the Lease Agreement. No subsequent alteration, amendment, change, deletion or addition to this Purchase Agreement shall be binding upon Seller or Buyer unless in writing and signed by both Seller and Buyer.

Headings. The headings, captions, numbering system, etc., are inserted only as a matter of convenience and may not be considered at interpreting the provisions of the Purchase Agreement.

Binding Effect. All of the provisions of this Purchase Agreement are hereby made binding upon the personal representatives, heirs, successors, and assigns of all parties hereto.

Time of Essence. Time is of the essence of this Purchase Agreement.

Unenforceable or Inapplicable Provisions. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein.

Counterparts. This Purchase Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

Facsimile Signature. A signature transmitted by facsimile transmission shall be effective between the parties.

Applicable Law, Place of Performance. This Purchase Agreement shall be construed under and in accordance with the laws of the State of Alabama.

Construction. The parties acknowledge that each party and its counsel have reviewed and approved this Purchase Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Purchase Agreement or any amendments or exhibits hereto.

Business Days. If the final day of any period or any date of performance under this Purchase Agreement falls on a Saturday, Sunday or legal holiday, then the final day of the period or the date of performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Telecopies. The parties hereto agree that documents transmitted by telecopy or facsimile transmission shall be deemed to be written instruments and shall be binding on the parties executing and delivering such documents.

EXHIBIT C

CAPITAL AND OPERATING LEASES

Capital Leases:	None

Operating Leases: